CERTIFICATE OF INCORPORATION

                                     OF

                    ABACUS RESEARCH AND DEVELOPMENT, INC.


     FIRST:    The name of the corporation is ABACUS RESEARCH AND

DEVELOPMENT, INC.

     SECOND:   The address of the corporation's registered office in the

State of Delaware is Corporation Trust Center, No. 1209 Orange Street,

Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:     The nature of the business or purposes to be conducted or

promoted by the corporation is to create and market computer programs and related computer products, and to engage in any other lawful activities for which a corporation may be organized under the General Corporation Law of

Delaware.

     FOURTH:   The total number of shares of stock which the corporation

shall have authority  to issue is Ten Thousand (10,000), of one class,

having a par value of One Dollar ($1.00) per share.

     FIFTH:    The name and mailing address of the incorporator is as

follows:

     NAME                     MAILING ADDRESS

     Jeffrey L. Squires       1726 M Street, N.W.
                              Suite 601
                              Washington, D.C. 20036

     SIXTH:    The name and mailing address of the person who shall

serve as director of the corporation until the first annual shareholders meeting or until his successor is duly elected is as follows:
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     NAME                     MAILING ADDRESS

     Clifford T. Matthews     8808 Pony Express Trial
                              Albuquerque, New Mexico 87109

     SEVENTH:  The corporation shall have perpetual existence.

     EIGHTH:   In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

     NINTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     TENTH:    The company shall indemnify its directors against personal liability for their actions taken on behalf of the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

     ELEVENTH: Directors of the corporation shall not be liable to the corporation or to stockholders for monetary damages for breach of their fiduciary duty as directors for acts or omissions occurring subsequent to the date of adoption of this Certificate of Incorporation, provided that this provision shall not eliminate or limit the liability of a director (i)

for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve
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intentional misconduct or a knowing violation of law, (iii) under section

174 of the General Corporation Law of Delaware, or (iv) for any

transaction from which the director derived an improper personal benefit.


     I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein state are true. Accordingly I have hereto set my hand this 27th day of June, 1989.


                              /s/Jeffrey L. Squires
                              ________________________________
                              Jeffrey L. Squires